Exhibit 10.2

PROMISSORY NOTE

(Secured)

$840,000.00                                                                                                                                                                                                              October 8, 2007

1.  Obligation.  In installments as herein stated, for value received, CLINIQA CORPORATION, a California corporation (“Maker”) promises to pay HEMAGEN DIAGNOSTICS, INC. (“Payee”), or its order, the principal sum of Eight Hundred Forty Thousand Dollars ($840,000.00), with interest on the unpaid principal owing from time to time at the rate of eight percent (8%) per annum from the date hereof until payment.

2.  Payments.  Payments shall be made as follows:

2.1  Principal payments in the amount of $17,500 plus accrued interest shall be due and payable monthly beginning on December 31, 2007, and continuing on the same day of each month thereafter.  The interest for the first monthly payment shall accrue from October 8, 2007.

2.2  The entire unpaid balance of principal and accrued interest shall be due and payable on or before December 31, 2011.

2.3  Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

3.  Prepayment.  Each payment shall be credited first to interest then accrued, the remainder to principal; and interest shall thereupon cease upon the principal paid.  Maker reserves the right to prepay principal and/or interest at any time without penalty.

4.  Prompt Performance.  Time is of the essence of this Note.  Upon the occurrence of any Event of Default as defined in Section 5, Payee shall have the right to declare, without making a demand of any kind, that the entire indebtedness is immediately due.  Waiver of the right to so accelerate the maturity of obligations hereunder will be effective only if set forth in written instrument signed by Payee.  Failure to exercise or delay in exercising the right will not be construed as a waiver of the right.

5.  Default.  The occurrence at any time of any of the following shall constitute an Event of Default:

(a)  Default in the payment of principal or interest due hereunder as described in section 1.4 of the Asset Purchase Agreement executed of even date herewith between Maker and Payee;

(b)  The occurrence of any event which would constitute a default by Maker under (i) the Security Agreement executed of even date herewith between Maker and Payee, or (ii) any liability or obligation of any endorser or guarantor of this Note to the holder, or (iii) any default by Maker under the Asset Purchase Agreement of even date herewith between Maker, as purchaser, and Payee, as seller;

(c)  The liquidation or dissolution of any party liable for the payment of this Note;

(d)  The making of an assignment for the benefit of creditors by any party liable for the payment of this Note, whether as a maker, endorser, guarantor, surety or otherwise, the appointment of a receiver for all or substantially all of any such party’s property, or the filing by any such party of a petition in bankruptcy or other similar proceeding under law for the relief of debtors;

(e)  The filing against any party liable for the payment of this Note, whether as a maker, endorser, guarantor, surety or otherwise, of a petition in bankruptcy or other similar proceeding under law for relief of debtors, which is not vacated or discharged within ninety (90) days after the filing thereof.

6.  Waiver.  Maker waives presentment, protest and demand, notice of protest, notice of demand and dishonor, any notice of nonpayment of this Note; and Maker expressly agrees that this Note and any payment hereunder may be extended by Payee from time to time without in any way affecting the liability of Maker.

7.  Lawful Money.  Principal and interest are payable in lawful money of the United States.

8.  Governing Law.  This note shall be construed and interpreted in accordance with the laws of the State of Delaware.

9.  Arbitration, Venue and Jurisdiction.  Any dispute, claim or controversy arising out of this Agreement shall be resolved exclusively by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association then in effect, with venue for any arbitration proceedings in San Diego County, California.  A Party may institute legal action to compel arbitration or to enforce an arbitration award in the state or federal courts located in San Diego County, California.  Purchaser and Seller hereby expressly and irrevocably consent and submit to the jurisdiction of the state and federal courts in the County of San Diego, State of California.

10.  Security Agreement.  This Note is secured by a Security Agreement (“Security Agreement”) between Maker and Payee dated and executed contemporaneously with this Note.

11.  Guaranty.  Payment of this Note is guaranteed pursuant to the terms of a Personal Guaranty dated and executed contemporaneously with this Note.

12.  Attorneys’ Fees.  Maker shall pay all costs and expenses, including reasonable attorneys’ fees, incurred in collecting payment on this Note, or in enforcing any judgment obtained in any legal process to collect this Note.

“MAKER”:

CLINIQA CORPORATION a California corporation

By:	/s/ Granger Haugh
Granger Haugh
CEO

Accepted and Agreed:

“PAYEE”:

HEMAGEN DIAGNOSTICS, INC.

By:	/s/ William P. Hales
William P. Hales
Chairman, President and CEO